AMDL BOARD OF DIRECTORS APPROVES ACQUISITION OF TWO CHINESE PHARMACEUTICAL COMPANIES

TUSTIN, Calif., May 16, 2006. AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that its Board of Directors has unanimously approved the stock purchase agreement for the acquisition of Jade Pharmaceutical, Inc. and its two wholly owned subsidiaries JiangXi JieZhong Jade Bio-Chemistry Pharmacy Company Limited and Yangbian Yiqiao Bio-Chemistry Pharmacy Limited of China. As consideration for the two companies, AMDL will issue 13,715,000 shares of its common stock and options to purchase an additional 2,500,000 shares, exercisable at 115% of the closing price on AMEX on the day prior to the closing.

AMDL said that GAAP audited statements show that the Jade Pharmaceutical companies had a net income in 2005 of $1,641,461 and the net worth of the entities at December 31, 2005 totaled $6,186,582.

“Jade Pharmaceuticals has two GMP approved manufacturing plants located in Tuman City, Jilin Province, and Shangrao, Jangxi Province, China. The two plants collectively manufacture 133 licensed products, including 35 that include various large and small volume injectable fluids, tablets, capsules and tinctures,” said Gary Dreher, AMDL CEO. “The companies have 11 products currently under development, including three which have begun final stage clinical trials for the treatment of liver cancer, bone growth, and an advanced antibiotic.”

“The opportunities this opens up for AMDL is significant. Our investors should understand that the acquisition of Jade Pharmaceutical gives AMDL access for both our DR-70® cancer detection test and our Combination Immune Therapy technology for the treatment of cancer to the fastest growing pharmaceutical market in the world,” Mr. Dreher said.

“Earlier this year our nation’s State Council announced a large boost in research and development spending, to 2.5% of the total gross domestic product, from 1.3% currently. Biotech, in particular gene therapy, was declared the top priority. China has the world’s first approved gene therapy drug for treating cancer of the mouth. China is the logical place to start because more 2 million Chinese get some form of cancer each year. We see this as a signal for the direction China wants to go and this merger with AMDL as an enormous window of opportunity for all the parties involved,” said Fang Zheng, President of Jade Capital Group Ltd.

The Board of Directors and shareholders of Jade Capital Group Limited has also approved the sale, which is subject to the approval of the AMDL stockholders. “We are confident the agreement will solidify AMDL’s financial position and create cancer-related product development opportunities for AMDL and Jade in other Asian markets,” Mr. Dreher said.

About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.

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